Exhibit 99.1

Morgan Stanley Third Quarter 2019 Earnings Results

Morgan Stanley Reports Net Revenues of $10.0 Billion and EPS of $1.27

NEW YORK, October 17, 2019 – Morgan Stanley (NYSE: MS) today reported net revenues of $10.0 billion for the third quarter ended September 30, 2019 compared with $9.9 billion a year ago.  Net income applicable to Morgan Stanley was $2.2 billion, or $1.27 per diluted share,1 compared with net income of $2.1 billion, or $1.17 per diluted share,1 for the same period a year ago.

James P. Gorman, Chairman and Chief Executive Officer, said, “We delivered strong quarterly earnings despite the typical summer slowdown and volatile markets.  Firmwide revenues were over $10 billion for the third consecutive quarter, and we produced an ROE within our target range.  Our consistent performance shows the stability of our business model.  We remain committed to controlling our expenses and are well positioned to pursue our growth initiatives.”

Financial Summary[2] ($ millions, except per share data)
Firm	3Q 2019	3Q 2018

Net revenues	$10,032	$9,872
Compensation expense	$4,427	$4,310
Non-compensation expenses	$2,895	$2,711
Pre-tax income[8]	$2,710	$2,851
Net income app. to MS	$2,173	$2,112
Expense efficiency ratio[9]	73%	71%
Earnings per diluted share	$1.27	$1.17
Book value per share[4]	$45.49	$40.67
Tangible book value per share[5]	$39.73	$35.50
Return on equity[6]	11.2%	11.5%
Return on tangible equity[6]	12.9%	13.2%
Institutional Securities

Net revenues	$5,023	$4,929
Investment Banking	$1,535	$1,459
Sales & Trading	$3,455	$3,130
Wealth Management

Net revenues	$4,358	$4,399
Fee-based client assets ($ billions)[10]	$1,186	$1,120
Fee-based asset flows ($ billions)[11]	$15.5	$16.2
Loans ($ billions)	$76.6	$71.1
Investment Management

Net revenues	$764	$653
AUM ($ billions)[12]	$507	$471
Long-term net flows ($ billions)[13]	$4.2	$3.0

Highlights

•	Firm net revenues reflect strong performance across all our business segments; the highest third quarter in the last decade.[3]

•	Book value[4] and Tangible book value[5] increased 12% year-over-year.

•	ROE of 11.2%[6] and ROTCE of 12.9%[6] remain strong and in line with our expectations.

•	Institutional Securities net revenues at $5.0 billion reflects strength across products, characterized by strong client engagement despite seasonality and volatile markets.

•	Wealth Management delivered a pre-tax margin of 28.4%[7] on continued expense discipline.

•	Investment Management net revenues increased 17% reflecting strong carried interest and higher fee revenues. AUM exceeded $500 billion.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $5.0 billion compared with $4.9 billion a year ago.  Pre-tax income was $1.3 billion compared with $1.6 billion a year ago.8

Investment Banking revenues up 5% from a year ago:

•	Advisory revenues increased reflecting the impact of higher M&A fees on an increase in the volume of transactions.

•	Equity underwriting revenues decreased from a year ago driven by lower volumes in IPOs and follow-on offerings, partially offset by an increase in convertible issuances.

•	Fixed income underwriting revenues increased from a year ago on higher bond and loan issuance volumes.

Sales and Trading net revenues up 10% from a year ago:

•	Equity sales and trading net revenues were essentially unchanged from a year ago with lower revenues in the derivatives business being offset by solid performance across all other businesses.

•	Fixed Income sales and trading net revenues increased 21% from a year ago reflecting strong client activity in the credit and rates businesses, partially offset by a decline in foreign exchange.

•
Other sales and trading net revenues increased from a year ago driven by lower costs from changes in funding mix and gains on economic hedges associated with corporate lending activity and certain of the Firm’s borrowings.

Investments and Other:

•	Investment revenues decreased from a year ago driven by mark-to-market losses on remaining holdings subsequent to certain investments’ initial public offerings.

•	Other revenues decreased from a year ago primarily reflecting lower revenues from corporate lending activities.

($ millions)	3Q 2019	3Q 2018

Net Revenues	$5,023	$4,929

Investment Banking	$1,535	$1,459
Advisory	$550	$510
Equity underwriting	$401	$441
Fixed income underwriting	$584	$508

Sales and Trading	$3,455	$3,130
Equity	$1,991	$2,019
Fixed Income	$1,430	$1,179
Other	$34	$(68)

Investments and Other	$33	$340
Investments	$(18)	$96
Other	$51	$244

Total Expenses	$3,716	$3,373
Compensation	$1,768	$1,626
Non-compensation	$1,948	$1,747

Total Expenses:

•	Compensation expense increased on higher revenues and salaries, resulting in a compensation ratio of 35.2%.

•	Non-compensation expenses increased from a year ago on higher volume-related expenses and litigation costs.

Wealth Management

Wealth Management net revenues for the current quarter of $4.4 billion were essentially unchanged from a year ago.  Pre-tax income of $1.2 billion8 in the current quarter resulted in a pre-tax margin of 28.4%.7

Net revenues relatively unchanged from a year ago:

•	Asset management revenues increased from a year ago reflecting higher asset levels with continued positive flows.
•	Transactional revenues[14] decreased from a year ago reflecting losses on investments associated with certain employee deferred compensations plans.
•
Net interest income decreased 3% compared with a year ago primarily driven by higher costs due to changes in funding mix, partially offset by growth in bank lending.  Wealth Management client liabilities[15] were $86 billion at quarter end compared with $83 billion a year ago.

•	Other revenues increased from a year ago driven by higher realized gains on available for sale securities.

Total Expenses:

•
Compensation expense decreased from a year ago primarily driven by decreases in the fair value of deferred compensation plan referenced investments and retention note expense, partially offset by increases in compensable revenues.

($ millions)	3Q 2019	3Q 2018

Net Revenues	$4,358	$4,399
Asset management	$2,639	$2,573
Transactional[14]	$595	$698
Net interest	$1,043	$1,070
Other	$81	$58

Total Expenses	$3,120	$3,205
Compensation	$2,340	$2,415
Non-compensation	$780	$790

Investment Management

Investment Management reported net revenues of $764 million compared with $653 million a year ago.  Pre-tax income was $165 million compared with $102 million a year ago.8

Net revenues up 17% from a year ago:

•	Asset management revenues increased from a year ago driven by higher levels of assets under management and a non-recurring realized performance fee.
•	Investment revenues increased from a year ago reflecting gains on carried interest primarily from the private equity businesses.
Total Expenses:

•	Compensation expense increased from a year ago principally due to an increase in deferred compensation associated with carried interest.

($ millions)	3Q 2019	3Q 2018

Net Revenues	$764	$653
Asset management	$664	$604
Investments	$105	$40
Other	$(5)	$9

Total Expenses	$599	$551
Compensation	$319	$269
Non-compensation	$280	$282

Other Matters

•	The Firm repurchased $1.5 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•	The Board of Directors declared a $0.35 quarterly dividend per share, payable on November 15, 2019 to common shareholders of record on October 31, 2019.

•
The effective tax rate for the quarter was 18.2% which includes an intermittent net discrete tax benefit of $89 million associated with the filing of the 2018 federal tax return and the remeasurement of reserves.

	3Q 2019	3Q 2018
Capital[16]
Common Equity Tier 1 capital[17]	16.2%	16.7%
Tier 1 capital[17]	18.4%	19.0%
Tier 1 leverage[18]	8.2%	8.2%
Supplementary leverage ratio[19]	6.3%	6.4%

Common Stock Repurchases
Repurchases ($ millions)	$1,500	$1,180
Number of Shares (millions)	36	24
Average Price	$41.92	$49.33

Common Shares Outstanding - period end (millions)	1,624	1,726

Tax Rate	18.2%	24.4%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  The Firm does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date such forward-looking statements were made.  For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2018 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share for the third quarter of 2019 and 2018 of approximately $113 million and $93 million, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Net revenues of $10.0 billion represents the highest third quarter in a decade for a reported quarterly period after excluding the impact of debt valuation adjustments (DVA), which were previously reflected in net revenues in periods prior to March 31, 2016, and reflecting the current reporting structure of the Firm (i.e. exclusive of discontinued operations).  Net revenues excluding the impact of DVA, are non-GAAP financial measures in those prior periods that were reconciled to the comparable GAAP financial measures in the respective quarterly reports filed on Form 10-Q.

4 Book value per common share represents common equity divided by period end common shares outstanding.

5 Tangible book value per common share is a non-GAAP financial measure that the Firm considers to be a useful measure of capital adequacy for analysts, investors and other stakeholders.  Tangible book value per common share represents tangible common equity divided by period end common shares outstanding.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

6 Annualized return on average common equity and annualized return on average tangible common equity are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average common equity and return on average tangible common equity represents annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity and average tangible common equity, respectively.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable servicing rights deduction.

7 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to assess operating performance.  Pre-tax margin represents income (loss) before taxes divided by net revenues.

8 Pre-tax income is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to assess operating performance.  Pre-tax income represents income (loss) before taxes.

9 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.

10 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

11 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees and exclude institutional cash management related activity.

12 AUM is defined as assets under management.

13 Long-term net flows include the Equity, Fixed Income and Alternative/Other asset classes and exclude the Liquidity asset class.

14 Transactional revenues include investment banking, trading, and commissions and fee revenues.

15 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker-dealer margin activity.  U.S. Bank refers to the Firm’s U.S. Bank operating subsidiaries Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association.

16 Capital ratios are estimates as of the press release date, October 17, 2019.

17 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At September 30, 2019 and September 30, 2018, the Firm’s ratios are based on the Standardized Approach.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2018 Form 10-K.

18 The Tier 1 leverage ratio is a non-risk based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

19 The Firm must maintain a Tier 1 supplementary leverage ratio of 5% inclusive of a capital buffer of at least 2% in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a Tier 1 capital numerator of approximately $73.1 billion and $70.3 billion, and supplementary leverage exposure denominator of approximately $1.16 trillion and $1.10 trillion, for the third quarter of 2019 and 2018, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2019	Jun 30, 2019	Sep 30, 2018	Jun 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018	Change
Revenues:
Investment banking	$1,635	$1,590	$1,567	3%	4%	$4,467	$4,994	(11%)
Trading	2,608	2,732	2,752	(5%)	(5%)	8,781	9,815	(11%)
Investments	87	441	136	(80%)	(36%)	801	409	96%
Commissions and fees	990	979	932	1%	6%	2,935	3,144	(7%)
Asset management	3,363	3,220	3,251	4%	3%	9,632	9,632	--
Other	131	253	298	(48%)	(56%)	685	748	(8%)
Total non-interest revenues	8,814	9,215	8,936	(4%)	(1%)	27,301	28,742	(5%)

Interest income	4,350	4,506	3,627	(3%)	20%	13,146	9,781	34%
Interest expense	3,132	3,477	2,691	(10%)	16%	9,885	6,964	42%
Net interest	1,218	1,029	936	18%	30%	3,261	2,817	16%
Net revenues	10,032	10,244	9,872	(2%)	2%	30,562	31,559	(3%)

Non-interest expenses:
Compensation and benefits	4,427	4,531	4,310	(2%)	3%	13,609	13,845	(2%)

Non-compensation expenses:
Occupancy and equipment	353	353	351	--	1%	1,053	1,033	2%
Brokerage, clearing and exchange fees	637	630	559	1%	14%	1,860	1,795	4%
Information processing and communications	557	538	513	4%	9%	1,627	1,487	9%
Marketing and business development	157	162	152	(3%)	3%	460	471	(2%)
Professional services	531	537	570	(1%)	(7%)	1,582	1,660	(5%)
Other	660	590	566	12%	17%	1,803	1,888	(5%)
Total non-compensation expenses	2,895	2,810	2,711	3%	7%	8,385	8,334	1%

Total non-interest expenses	7,322	7,341	7,021	--	4%	21,994	22,179	(1%)

Income (loss) from continuing operations before taxes	2,710	2,903	2,851	(7%)	(5%)	8,568	9,380	(9%)
Income tax provision / (benefit) from continuing operations	492	657	696	(25%)	(29%)	1,636	2,050	(20%)
Income (loss) from continuing operations	2,218	2,246	2,155	(1%)	3%	6,932	7,330	(5%)
Gain (loss) from discontinued operations after tax	0	0	(1)	--	*	0	(5)	*
Net income (loss)	$2,218	$2,246	$2,154	(1%)	3%	$6,932	$7,325	(5%)
Net income applicable to nonredeemable noncontrolling interests	45	45	42	--	7%	129	108	19%
Net income (loss) applicable to Morgan Stanley	2,173	2,201	2,112	(1%)	3%	6,803	7,217	(6%)
Preferred stock dividend / Other	113	170	93	(34%)	22%	376	356	6%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,060	$2,031	$2,019	1%	2%	$6,427	$6,861	(6%)

The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2019	Jun 30, 2019	Sep 30, 2018	Jun 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018	Change

Financial Metrics:

Earnings per basic share	$1.28	$1.24	$1.19	3%	8%	$3.94	$3.99	(1%)
Earnings per diluted share	$1.27	$1.23	$1.17	3%	9%	$3.89	$3.92	(1%)

Return on average common equity	11.2%	11.2%	11.5%			11.8%	13.1%
Return on average tangible common equity	12.9%	12.8%	13.2%			13.5%	15.1%

Book value per common share	$45.49	$44.13	$40.67			$45.49	$40.67
Tangible book value per common share	$39.73	$38.44	$35.50			$39.73	$35.50

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$1.21	$1.23	$1.17	(2%)	3%	$3.77	$3.87	(3%)
Adjusted return on average common equity	10.7%	11.2%	11.5%			11.5%	13.0%
Adjusted return on average tangible common equity	12.3%	12.8%	13.2%			13.1%	14.9%

Financial Ratios:

Pre-tax profit margin	27%	28%	29%			28%	30%
Compensation and benefits as a % of net revenues	44%	44%	44%			45%	44%
Non-compensation expenses as a % of net revenues	29%	27%	27%			27%	26%
Firm expense efficiency ratio	73%	72%	71%			72%	70%
Effective tax rate from continuing operations	18.2%	22.6%	24.4%			19.1%	21.9%

Statistical Data:

Period end common shares outstanding (millions)	1,624	1,659	1,726	(2%)	(6%)
Average common shares outstanding (millions)
Basic	1,604	1,634	1,697	(2%)	(5%)	1,632	1,719	(5%)
Diluted	1,627	1,655	1,727	(2%)	(6%)	1,653	1,749	(5%)

Worldwide employees	60,532	59,513	59,835	2%	1%

The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.